Exhibit 5

[Letterhead of Hunton & Williams LLP]

December 19, 2003

Board of Directors

Euronet Worldwide, Inc.

4601 College Boulevard

Suite 300

Leawood, Kansas 66211

Ladies and Gentlemen:

We have acted as counsel to Euronet Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company on the date hereof under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 5,391,419 shares of the Company’s common stock, $0.02 par value per share, and associated rights to purchase Series A Junior Preferred Stock (collectively, the “Shares”), including 1,774,411 Shares (the “Issued Shares”) issued to the selling stockholders listed in the Registration Statement (the “Selling Stockholders”) on November 21, 2003 and November 25, 2003, and 3,617,008 Shares (the “Additional Shares”), which may be issued to and offered from time to time by the Selling Stockholders as described in the Registration Statement.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Delaware.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company).

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Board of Directors

December 19, 2003

2. The Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

3. The Additional Shares have been duly authorized and, when issued as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP